Exhibit 99.1

For Release: July 29, 2009

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces 2009 Second Quarter Results

SOUTH BURLINGTON, VT-Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.06 million and $4.97 million, or diluted earnings per share of $0.34 and $0.82, for the quarter and six months ended June 30, 2009, respectively. This compares with net income of $2.88 million and $5.54 million, or diluted earnings per share of $0.47 and $0.91, for the second quarter and first half of the previous year, respectively. The return on average assets for the quarter and six months ended June 30, 2009 was 0.61% and 0.74%, respectively, compared to 0.90% and 0.89% for the same periods in 2008. The return on average equity for the quarter and six months ended June 30, 2009 was 9.87% and 12.14%, respectively, compared to 15.26% and 14.54% for the same periods in 2008. Merchants declared a dividend on July 16, 2009, of 28 cents per share payable August 13, 2009, to shareholders of record as of July 30, 2009.

There were several specific events that negatively impacted Merchants earnings for the second quarter of 2009. Merchants recorded a $625 thousand expense related to the FDIC’s special assessment on all banks during the quarter. Additionally, Merchants recorded a $2.00 million loan loss provision during the second quarter of 2009, bringing the total provision expense to $2.90 million for the first six months of this year; compared to $50 thousand for the second quarter of 2008, and $350 thousand for the first six months of 2008. The higher provision expense during 2009 was primarily a result of increases in nonperforming and classified loans and net charge-offs.  Lastly, as a result of strong deposit growth during the quarter, Merchants was able to pre-pay $18 million of relatively expensive FHLB debt, and incurred a $304 thousand prepayment penalty as a result. Merchants estimates that it will earn back this prepayment penalty in approximately six months.

“We experienced strong growth in both loans and deposits, net interest income continues to set new records for us, and we feel we are well positioned for a solid second half of the year,” said Michael R. Tuttle, Merchants’ President and CEO. “Our performance for the second quarter was negatively impacted by previously mentioned events as well as some deterioration in asset quality.”

Merchants’ net interest income for the second quarter of 2009 was $12.38 million, an 18.0% increase over the same period in 2008; Merchants’ net interest income for the first half of 2009 was $24.72 million, a 22.8% increase over the same period last year. Merchants’ net interest margin for the second quarter of 2009 was 3.81%, a 33 basis point increase over the same period in 2008. The increase in net interest income and net interest margin was primarily a result of strong growth in both loans and deposits, and a result of funding costs falling more rapidly than asset repricing. Merchants’ net interest margin compressed by four basis points on a linked quarter basis. This compression was a result of strong deposit growth and investment portfolio cash flows which outpaced loan demand. Increased deposits and investment portfolio cash flows that were not redeployed into the loan portfolio were used in part to pay down FHLB advances as mentioned previously. The balance was invested short term at current low interest rates, contributing to the four basis points decrease in the margin.

Merchants’ quarterly average loans were $895.98 million, an increase of 17.5% over the second quarter of 2008 average of $762.76 million, and were $30.02 million, or 3.47% higher on a linked-quarter basis. Loans ended the second quarter of 2009 at $896.09 million, a 5.8% increase over December 31, 2008 ending balances of $847.13 million. The increase since December 31, 2008 is made up of residential and commercial mortgages, and commercial loans. Tuttle commented, “Loan growth was strong during the first half of 2009, but slowed down substantially during the most recent quarter. The continuing deep recession has served to depress loan demand and limit the pool of strong credit prospects. Strong residential refinancing demand has continued, but at a slower pace than the first quarter.”

Quarter end loans balances were as follows:

(In thousands)	June 30, 2009	March 31, 2009	December 31, 2008
Commercial, financial and agricultural	$ 135,031	$ 140,866	$ 129,032
Real estate loans - residential	436,423	423,161	395,834
Real estate loans - commercial	291,321	279,041	273,526
Real estate loans - construction	24,555	40,478	40,357
Installment loans	7,834	7,545	7,670
All other loans	923	1,488	708
Total loans	$ 896,087	$ 892,579	$ 847,127

Merchants’ investment portfolio totaled $374.30 million at June 30, 2009, a decrease of $57.31 million from December 31, 2008 ending balances of $431.61 million. This decrease is a result of Merchants decision to use most of the cash flows from the investment portfolio to fund loan growth. Investments purchased during the last year have consisted exclusively of government agency bonds. With the exception of six bonds with a current aggregate book value of $10.38 million, all securities in Merchants’ investment portfolio were either Agency guaranteed or rated AAA by all rating agencies at June 30, 2009.  Merchants has no corporate debt exposure in its investment portfolio and does not own any perpetual preferred stock in FHLMC or FNMA, nor any interests in pooled trust preferred securities.

Quarterly average deposits were $1.00 billion, an increase of 8.6%, over second quarter 2008 average balances of $921.88 million. Deposits ended the quarter at $1.02 billion, an increase of 9.1% over year-end 2008 balances of $930.80 million. Approximately $17.28 million of the new deposit growth is attributable to Merchants’ new government banking group. Merchants hired two experienced government banking officers during 2008, who provide depository, lending and other banking services to municipalities, school districts and other governmental authorities or agencies in Merchants’ service area.

Merchants’ capital levels remain strong at June 30, 2009 with a Tier 1 leverage ratio of 7.41% and a tangible capital ratio of 6.25%.  Merchants will seek to maximize its use of capital through an emphasis on continued growth of its core franchise, while limiting additional leverage through a continued shift of its asset and liability mix.

Merchants recorded a $2.00 million provision for credit losses during the second quarter of 2009 and $2.90 million year-to-date, compared to $50 thousand and $350 thousand for the second quarter and first six months of 2008, respectively. The increase in the provision during the second quarter of this year is primarily a result of increased levels of non-performing and classified loans, combined with increased net charge-offs, continued economic uncertainty and strong loan growth over the first six months of 2009. Merchants net charge-offs for the first six months of this year were $979 thousand compared to net recoveries of $65 thousand for the same period in 2008. Nonperforming loans increased $2.00 million to $13.65 million at June 30, 2009 from $11.64 million at December 31, 2008.  Management made progress in collection efforts for loans in non-accrual status at December 31, 2008, which were reduced by approximately 13%. However, this progress was more than offset by management’s decision to place a number of additional commercial relationships into non-accruing status during the first half of 2009. The allowance for loan losses at June 30, 2009 was $10.60 million; 1.18% of total loans and 78% of nonperforming loans at June 30, 2009. “We are closely monitoring the operating performance of our customers, and actively managing credit risk,” Tuttle commented. “We expect that this will continue to be a major point of focus for the balance of 2009 and into 2010. To date we have seen limited evidence of any improvement in the economy.”

Noninterest income, excluding gains/losses on investment securities, increased slightly to $2.41 million for the second quarter of 2009 from $2.31 million for the second quarter of 2008, and to $4.54 million for the first half of 2009, from $4.47 million for the first half of last year. Trust Company income decreased during 2009. Although Merchants has experienced increases in overall trust relationships, these increases have not generated enough additional revenue to offset lost revenue due to market value declines in the current volatile environment. Merchants experienced slight increases in its net overdraft income for the second quarter of 2009 compared to last year, which made up for decreases in this fee category in the first quarter of 2009. On a year to date basis, service charges on deposits for 2009 are slightly higher than 2008.

Total noninterest expenses increased $1.39 million, or 15.5%, to $10.34 million for the second quarter of 2009 from $8.95 million for the second quarter of 2008, and by $2.81 million, or 16.4% to $19.88 million for the first half of 2009 from $17.07 million for the same period last year. The largest increase was in Merchants’ expenses related to FDIC insurance which have increased by $1.21 million year to date. As mentioned previously, Merchants recorded a $625 thousand estimated expense related to the FDIC’s special assessment during the quarter. Additionally, Merchants’ year-to-date FDIC insurance expense, excluding the special assessment, increased $581 thousand to $631 thousand from $50 thousand for the first half of 2009 compared to 2008. Merchants also prepaid $18 million in FHLB debt during the quarter, resulting in a $304 thousand prepayment penalty which is included in Other Expenses. Salaries and Wages decreased slightly for the second quarter of 2009 compared to 2008, but have increased for the first half of this year compared to last year. The year to date increase is a result of normal pay increases combined with additional staff that Merchants hired in the corporate banking, executive and trust areas over the course of 2008. The decrease for the second quarter is the result of lower anticipated incentive payouts for 2009 compared to 2008. Employee benefits have also increased for 2009. The largest year over year increases were in health insurance costs and pension plan expenses.

Mr. Michael Tuttle, Merchants’ President and Chief Executive Officer; and Ms. Janet Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, July 31, 2009. Interested parties may participate in the conference call by dialing (888) 423-3273; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, August 7, 2009. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 967738.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state. These teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	06/30/09	12/31/08	06/30/08	12/31/07
Balance Sheets - Period End
Total assets	$ 1,355,583	$ 1,341,210	$ 1,292,325	$ 1,170,743
Loans	896,087	847,127	774,194	731,508
Allowance for loan losses ("ALL")	10,605	8,894	8,439	8,002
Net loans	885,482	838,233	765,755	723,506
Securities available for sale	372,876	429,872	441,834	361,512
Securities held to maturity	1,425	1,737	3,445	4,078
Federal Home Loan Bank ("FHLB") stock	8,630	8,523	6,748	5,114
Federal funds sold and other short-term investments	260	111	6,110	20,100
Other assets	86,910	62,734	68,433	56,433
Deposits	1,015,398	930,797	945,644	867,437
Securities sold under agreement to repurchase and other short-term debt	83,787	124,408	82,168	98,917
Securities sold under agreement to repurchase,long-term	54,000	54,000	74,000	41,500
Other long-term debt	83,129	118,643	86,640	62,117
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,900	13,046	9,602	4,846
Shareholders' equity	84,750	79,697	73,652	75,307
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,353,776	$ 1,320,845	$ 1,277,824	$ 1,169,811
Loans	895,981	825,395	762,761	730,688
Allowance for loan losses	9,985	8,596	8,423	7,840
Net loans	885,996	816,799	754,338	722,848
Securities available for sale and FHLB stock	385,715	436,712	441,916	340,598
Securities held to maturity	1,511	2,187	3,618	4,247
Federal funds sold and other short-term investments	23,082	2,420	7,627	38,227
Other assets	57,472	62,727	70,325	63,891
Deposits	1,000,914	946,534	921,884	874,406
Securities sold under agreement to repurchase and other short-term debt	83,949	96,736	89,785	94,785
Securities sold under agreement to repurchase, long-term	54,000	54,000	71,143	35,646
Other long-term debt	96,223	117,996	82,682	60,811
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	14,474	9,845	16,094	10,780
Shareholders' equity	83,597	75,115	75,617	72,764
Interest earning assets	1,306,289	1,266,714	1,215,922	1,113,760
Interest bearing liabilities	1,149,207	1,110,612	1,073,468	958,669
Ratios and Supplemental Information - Period End
Book value per share	$ 14.65	$ 13.89	$ 12.81	$ 13.05
Book value per share (1)	$ 13.90	$ 13.15	$ 12.15	$ 12.35
Tier I leverage ratio	7.41%	7.42%	7.43%	8.14%
Tangible capital ratio (2)	6.25%	5.94%	5.70%	6.42%
Period end common shares outstanding (1)	6,098,608	6,061,182	6,061,570	6,096,737
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 13,650	$ 11,643	$ 5,335	$ 9,231
Nonperforming assets ("NPAs")	$ 14,452	$ 12,445	$ 5,335	$ 9,706
NPLs as a percent of total loans	1.52%	1.37%	0.69%	1.26%
NPAs as a percent of total assets	1.07%	0.93%	0.41%	0.83%
ALL as a percent of NPLs	78%	76%	158%	87%
ALL as a percent of total loans	1.18%	1.05%	1.09%	1.09%

(1)

This book value and period end common shares outstanding includes 314,520; 323,754; 311,638 and 325,789 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Six Months Ended
	June 30,
	2009	2008
Balance Sheets - Year to-Date Averages
Total assets	$ 1,348,751	$ 1,240,145
Loans	881,054	750,187
Allowance for loan losses	9,613	8,275
Net loans	871,441	741,912
Securities available for sale and FHLB stock	404,312	408,193
Securities held to maturity	1,589	3,778
Federal funds sold and other short-term investments	14,127	17,131
Other assets	57,282	69,131
Deposits	974,844	900,365
Securities sold under agreement to repurchase and other short-term debt	98,654	88,995
Securities sold under agreement to repurchase, long-term	54,000	60,621
Other long-term debt	105,099	78,667
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	13,650	14,665
Shareholders' equity	81,885	76,213
Interest earning assets	1,301,082	1,179,289
Interest bearing liabilities	1,144,919	1,034,444

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Results
Interest income
Interest and fees on loans	$ 11,944	$ 11,373	$ 23,712	$ 22,939
Interest and dividends on investments	4,769	5,569	10,036	10,452
Total interest and dividend income	16,713	16,942	33,748	33,391
Interest expense
Deposits	2,680	4,378	5,516	8,894
Short-term borrowings	47	415	132	1,053
Long-term debt	1,611	1,659	3,384	3,316
Total interest expense	4,338	6,452	9,032	13,263
Net interest income	12,375	10,490	24,716	20,128
Provision for credit losses	2,000	50	2,900	350
Net interest income after provision for credit losses	10,375	10,440	21,816	19,778
Noninterest income
Trust Company income	413	473	814	978
Service charges on deposits	1,489	1,356	2,727	2,647
(Loss) gain on investment securities	--	--	(205)	82
Equity in losses of real estate limited partnerships, net	(461)	(461)	(924)	(924)
Other noninterest income	965	937	1,923	1,765
Total noninterest income	2,406	2,305	4,335	4,548
Noninterest expense
Salaries and wages	3,200	3,255	6,625	6,352
Employee benefits	1,334	936	2,594	1,868
Occupancy and equipment expenses	1,563	1,491	3,202	3,043
Legal and professional fees	657	696	1,346	1,279
Marketing expenses	438	592	779	996
State franchise taxes	302	278	600	550
FDIC Insurance	942	25	1,256	50
Other noninterest expense	1,899	1,677	3,475	2,936
Total noninterest expense	10,335	8,950	19,877	17,074
Income before provision for income taxes	2,446	3,795	6,274	7,252
Provision for income taxes	383	911	1,305	1,711
Net income	$ 2,063	$ 2,884	$ 4,969	$ 5,541
Ratios and Supplemental Information
Weighted average common shares outstanding	6,094,912	6,069,476	6,081,497	6,077,131
Weighted average diluted shares outstanding	6,097,571	6,081,387	6,084,156	6,089,041
Basic earnings per common share	$ 0.34	$ 0.48	$ 0.82	$ 0.91
Diluted earnings per common share	$ 0.34	$ 0.47	$ 0.82	$ 0.91
Return on average assets	0.61%	0.90%	0.74%	0.89%
Return on average shareholders' equity	9.87%	15.26%	12.14%	14.54%
Net interest rate spread	3.63%	3.19%	3.65%	3.12%
Net interest margin	3.81%	3.48%	3.84%	3.44%
Net (charge-offs) recoveries to Average Loans	-0.07%	0.01%	-0.11%	0.01%
Net (charge-offs) recoveries	$ (631)	$ 55	$ (979)	$ 65
Efficiency ratio (1)	65.14%	64.79%	63.43%	64.24%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of June 30, 2009, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.27 million.